EXHIBIT (a)(5)(iii)



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                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



         We hereby consent to the incorporation by reference in this Issuer Tender Offer Statement on Schedule TO of our report dated May 20, 2005, relating to the financial statements and financial highlights which appear in the March 31, 2005 Annual Report to Shareholders of The Topiary Fund for Benefit Plan Investors (BPI) LLC, and of our report dated May 20, 2005, relating to the financial statements and financial highlights which appear in the March 31, 2005 Annual Report to Shareholders of The Topiary Master Fund for Benefit Plan Investors (BPI) LLC, both of which are incorporated by reference into the Issuer Tender Offer Statement.




/s/ PricewaterhouseCoopers LLP

New York, New York
September 26, 2005